EXHIBIT 23.1





            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Vicon Industries, Inc.:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-7892, 33-34349, 33-90038, 333-30097, 333-71410 and 333-116361)
and Form S-2 (No.  333-46841)  of Vicon  Industries,  Inc.  of our report  dated
December 8, 2005, relating to the consolidated balance sheet of Vicon Industries, Inc. and subsidiaries as of September 30, 2005, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for the two years ended September 30, 2005, which report appears in the September 30, 2005 annual report on Form 10-K of Vicon Industries, Inc.


                                                            /s/ BDO Seidman, LLP


Melville, New York
December 29, 2005